Daktronics, Inc. Announces Second Quarter Fiscal 2010 Results
• Net sales and net income decline 32% and 60%, respectively, compared to fiscal 2009 second quarter
• Free cash flow of $23 million generated year-to-date
• Operating margin of 8% on better-than-expected gross profit and lower operating costs

Brookings, S.D. – November 24, 2009 – Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2010 second quarter net sales of $115.4 million and net income of $4.8 million, or $0.12 per diluted share, compared to net sales of $169.7 million and net income of $12.2 million, or $0.30 per diluted share, for the second quarter of fiscal 2009.  Backlog at the end of the fiscal 2010 second quarter was approximately $90 million, compared with a backlog of approximately $134 million a year earlier and $113 million at the end of the first quarter of fiscal 2010.

Net sales, net income and earnings per share for the six months ended October 31, 2009 were $228.8 million, $6.3 million and $0.15 per diluted share, respectively. This compares to $330.9 million, $21.9 million and $0.53 per diluted share, respectively, for the same period in fiscal 2009.

As previously announced, the first quarter of fiscal 2010 contained the customary 13 weeks as compared to the first quarter of fiscal 2009, which contained 14 weeks.  As a result, fiscal 2009 contained 53 weeks as compared to 52 weeks for fiscal 2010.

“Our second quarter is typically our strongest quarter for revenue and our lightest quarter for orders due to the seasonality of the sports business.  This seasonality, along with the impact of the holiday season, makes the third quarter typically the weakest quarter for revenue,” said Jim Morgan, president and chief executive officer.  “In our Live Events business unit, it appears that some of the larger baseball orders we had some optimism on one quarter ago may be pushed out or not happen, but that could still change.  The Live Events business is characterized by large transactions that can cause swings in quarterly bookings.  On the positive side, we recently announced a contract to provide display systems for the new Amway Center, home of the NBA’s Orlando Magic.  This will be a showcase for our technology and capabilities, demonstrating our industry leadership in successfully designing, building, and servicing large, sophisticated display systems.  The scope and magnitude of the project are also indicative of the continuing interest of sports venues in having a “wow factor” in their display systems, and the resulting increase in transaction sizes.”

Morgan continued, “Our International business unit orders were up nicely over the first quarter of fiscal 2010.  Included in orders for the second quarter of fiscal 2010 was a notable project in excess of $3 million for an NBA style arena in Guangzhau, China.  Our international pipeline has improved in the first half of fiscal 2010, and we are expecting the improvements in the International business unit to continue.  However, like Live Events, our International business is subject to fluctuations due to the timing of large orders. Orders in our Schools and Theatres business unit for the second quarter of fiscal 2010 were up 32 percent over the same quarter of fiscal 2009, which we attribute to shorter lead times for our display products and increased traction in our Vortek hoists.

“Orders in our Commercial business unit were up slightly over the first quarter of fiscal 2010.  We are cautiously optimistic that this trend will continue given what we have in our pipeline.  Finally, our Transportation business unit orders are somewhat weaker than expected due to competitive factors and lower levels of opportunities.  We are seeing some larger opportunities in the transportation pipeline and are hopeful that we will begin to see a pickup in that market,” added Morgan.

Morgan continued, “Because of the seasonality of our markets and the fewer number of working days in our third quarter, we have over the past five fiscal years averaged a decline of approximately 14 percent in third quarter net sales versus second quarter net sales.  Due to the level of orders booked in the second quarter of fiscal 2010 and the expected bookings early in the third quarter of fiscal 2010, we expect the sequential decline in the third quarter of fiscal 2010 will be greater than the average of 15 percent.”

“We believe that we have been executing well in continuing to drive down our cost infrastructure.  This has been a challenging time as we continue to reduce personnel costs and other discretionary spending.  We are working to make our cost structure more variable and to streamline internal processes so we can retain more of the cost reductions as we come out of this downturn.  A large part of the decrease has been achieved through lower payroll and lower benefit costs.  While we believe that the payroll decreases are sustainable, we expect benefit costs to increase on a sequential basis.  We continue to focus on reducing our overall cost structure so that when sales expand, we achieve greater leverage to our operating income,” said Morgan.

Morgan continued, “We expect the dollars invested in product development to be relatively flat in the third fiscal quarter of 2010 compared to second quarter of fiscal 2010, although our long-term target is to stay between four and five percent of revenue.  We are on schedule for the release of our new outdoor video display product, our DVX series, in the fourth quarter.  The DVX series offers outstanding image quality with improved manufacturability, increased commonality, improved reliability, and overall improved functionality at a reduced cost.  We are very excited about the launch of the DVX series product.”

“Our gross profit margins were better than expected as we closed out and completed some of the larger projects.  We also saw lower warranty and manufacturing costs,” said Bill Retterath, chief financial officer.  “Moving into the third and fourth quarter of fiscal 2010, we expect lower gross profit margins resulting from competitive factors and the lower sales levels.”

Retterath continued, “We are pleased with our free cash flow levels year-to-date.  Free cash flow, defined as cash provided by operations less net purchases of property and equipment, is $23.4 million for the six months ended October 31, 2009, compared to a negative $0.9 million one year ago.  This was driven by significantly lower levels of inventory and receivables.  This is partly due to a reduced level of business activity, but also to our lean initiatives and improvements in operations, which are ongoing.”

Morgan concluded, “I want to take this opportunity to thank all of our employees for their efforts in these challenging times.  We have a great team here at Daktronics, and we remain diligent in our efforts to come out of this downturn much stronger, financially and operationally, than when we entered the downturn.  We continue to aggressively pursue orders, cost reduction opportunities, and product and market development initiatives, with the overall objectives of maximizing long-term cash flow and being positioned to realize operating margin leverage when the economy stabilizes.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theatres and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2009 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.
-- END --
For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008

Net Sales	$115,362	$169,697	$228,815	$330,926
Cost of goods sold	81,800	121,486	165,183	237,367
Gross profit	33,562	48,211	63,632	93,559

Operating expenses:
Selling	12,888	15,526	27,255	31,890
General and administrative	5,959	7,554	12,493	15,236
Product design and development	5,534	5,286	11,404	11,833
	24,381	28,366	51,152	58,959
Operating income	9,181	19,845	12,480	34,600

Nonoperating income (expense):
Interest income	379	511	753	1,047
Interest expense	(63)	(57)	(110)	(164)
Other income (expense), net	(711)	(1,334)	(1,313)	(1,679)

Income before income taxes	8,786	18,965	11,810	33,804
Income tax expense	3,937	6,768	5,529	11,881
Net income	$4,849	$12,197	$6,281	$21,923

Weighted average shares outstanding
Basic	40,831	40,478	40,795	40,440
Diluted	41,002	41,221	41,106	41,286

Earnings per share:
Basic	$0.12	$0.30	$0.15	$0.54
Diluted	$0.12	$0.30	$0.15	$0.53

Cash dividend paid per share	$-	$-	$0.095	$0.090

-- MORE --

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	October 31,
	2009	May 2,
	(unaudited)	2009
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$57,755	$37,584
Accounts receivable, less allowance for doubtful accounts	48,517	61,412
Inventories	41,946	51,400
Costs and estimated earnings in excess of billings	25,525	27,541
Current maturities on long-term receivables	6,673	7,962
Prepaid expenses and other	5,681	5,587
Deferred income taxes	15,283	15,017
Income tax receivable	324	-
Property and equipment available for sale	250	470
Total current assets	201,954	206,973

Advertising rights, net	1,688	2,392
Long-term receivables, less current maturities	14,009	15,879
Investments in affiliates	430	2,541
Goodwill	4,658	4,549
Intangible and other assets	4,212	2,804
Deferred income taxes	391	311
	25,388	28,476
PROPERTY AND EQUIPMENT:
Land	1,204	1,204
Buildings	50,918	50,810
Machinery and equipment	52,324	50,013
Office furniture and equipment	53,266	52,369
Equipment held for rental	2,695	2,423
Demonstration equipment	8,780	8,021
Transportation equipment	4,662	5,115
	173,849	169,955
Less accumulated depreciation	90,403	80,528
	83,446	89,427
TOTAL ASSETS	$310,788	$324,876

-- MORE --

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	October 31,
	2009	May 2,
	(unaudited)	2009
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$21,541	$30,273
Accrued expenses and warranty obligations	32,023	35,548
Current maturities of long-term debt and marketing obligations	479	367
Billings in excess of costs and estimated earnings	8,537	13,769
Customer deposits	10,427	10,007
Deferred revenue (billed or collected)	7,061	6,669
Income taxes payable	422	2,935
Total current liabilities	80,490	99,568

Long-term debt, less current maturities	13	23
Long-term marketing obligations, less current maturities	538	759
Long-term warranty obligations, less current maturities	4,324	4,805
Deferred income taxes	4,996	4,948
Long-term deferred revenue (billed or collected)	3,348	2,862
Total long-term liabilities	13,219	13,397
TOTAL LIABILITIES	93,709	112,965

SHAREHOLDERS' EQUITY:
Common stock	28,943	27,872
Additional paid-in capital	15,610	13,898
Retained earnings	173,113	170,705
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(578)	(555)
TOTAL SHAREHOLDERS' EQUITY	217,079	211,911
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$310,788	$324,876

-- MORE --

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	October 31,	November 1,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$6,281	$21,923
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	11,123	11,872
Amortization	157	157
Gain on sale of property and equipment	(26)	(977)
Stock-based compensation	1,712	1,594
Equity in losses of affiliate	1,347	1,266
Provision for doubtful accounts	(269)	69
Loss on sale of equity investee	231	-
Deferred income taxes, net	(299)	(191)
Net change in operating assets and liabilities	9,400	(20,021)
Net cash provided by operating activities	29,657	15,692

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,247)	(16,569)
Loans to equity investees	-	(500)
Purchase of receivables from equity investee, net	(306)	-
Proceeds from sale of property and equipment	104	2,947
Proceeds from sale of equity method investments	535	-
Net cash used in investing activities	(5,914)	(14,122)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on notes payable	(13)	(546)
Proceeds from exercise of stock options	207	578
Excess tax benefits from stock-based compensation	-	159
Dividend paid	(3,874)	(3,635)
Net cash used in financing activities	(3,680)	(3,444)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS	(201)	237

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,862	(1,637)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	36,501	9,325

CASH AND CASH EQUIVALENTS END OF PERIOD	$56,363	$7,688

-- MORE --

Daktronics, Inc. and Subsidiaries
Sales and Orders By Market
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
Net Sales
Commercial	$24,873	$47,794	$48,108	$96,184
Live Events	48,949	78,403	102,844	141,491
Schools & Theatres	18,766	22,680	37,200	39,661
Transportation	10,590	8,727	23,220	18,299
International	12,184	12,093	17,443	35,291
Total Net Sales	$115,362	$169,697	$228,815	$330,926

Orders
Commercial	$22,546	$38,962	$43,663	$89,672
Live Events	37,102	61,157	81,450	120,322
Schools & Theatres	16,172	12,281	37,796	36,642
Transportation	8,234	7,761	16,070	17,920
International	12,694	11,798	23,708	24,673
Total Orders	$96,748	$131,959	$202,687	$289,229

-- END --